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                                                                    Exhibit 99.1

NATIONAL PROCESSING ANNOUNCES ITS LARGEST ACQUISITION
EXPANDS MARKET FOR CARD AND CHECK SERVICES

    For more information contact:

                                    Dan Shingler
                                    Media Relations
                                    National City Communications
                                    (216) 575-2441

LOUISVILLE, KY August 19, 1997 - National Processing, Inc. (NYSE:NAP) announced today that it has reached a definitive agreement to purchase FA Holdings, Inc. a leading marketer of credit and debit independent sales organizations (ISO).

        FA Holdings is the sole owner of Financial Alliance Processing Services, Inc., which is one of several independent sales organizations National Processing Co. (NPC) has been successfully partnering with to execute its recent strategic initiatives. Financial Alliance specializes in selling credit and debit card processing services to smaller merchants -- an important market segment in NPC's effort to diversify its customer base. The Financial Alliance sales force will begin selling NPC's complete line of card and check products.

        "Buying Financial Alliance is an excellent investment of the capital raised in our 1996 initial public offering," said NPC president and chief executive officer Bob Showalter. "By buying Financial Alliance, we not only diversify our portfolio, but also bring to NPC a sales-oriented organization that understands our business and has proven it can rapidly grow revenues through both direct and indirect distribution channels. We're confident that Financial Alliance's sales capabilities will be greatly increased by capitalizing on NPC's full array of point-of-sale products and our technical expertise. With both companies being headquartered in Louisville, KY, and with Financial Alliance's customer base already on NPC's platforms, our consolidation objectives and time frames are significantly enhanced."

        Financial Alliance has annual net revenues of approximately $50 million, and the acquisition will increase both the revenues and profitability of NPC's Merchant Services division. NPC will purchase approximately an 80% interest in FA Holdings in late 1997 and then, subject to certain performance benchmarks and conditions, will purchase the remaining ownership of the company in early 1998. The acquisition is expected to be non-dilutive to National Processing's earnings per share in 1998 and accretive thereafter. With this acquisition, NPC gains the strength of Financial Alliance's 25 regional sales offices, as well as access to its more than 30 strategic ISO relationships.

        Currently, Financial Alliance is averaging in excess of 1,400 new card processing customers each month. NPC currently processes credit card transactions for approximately 56,000 merchant locations that have contracts with Financial Alliance. Those merchants will become direct customers of NPC once the acquisition of Financial Alliance is completed.

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        "We are very excited about becoming a part of NPC," said John Leehy,
CEO of Financial Alliance. "Our customers, distribution partners, and employees will all benefit from the depth of NPC's product line, as well as from NPC's commitment to providing outstanding service. The quality of service achieved by combining these two organizations was exemplified in May, when 53,000 merchant accounts were successfully transitioned to NPC's bank office platform," he added.

        According to Tom Wimsett, executive vice president of NPC's Merchant Services division, NPC and FA complement each other in ways that are perfectly suited to NPC's strategy. "NPC's strength has been its commitment to servicing large and middle market merchants. By acquiring FA, our existing sales and service organization will remain focused on these customers, while the FA sales and service organization will stay focused on its strength -- smaller merchants, most of which have only one or two locations."

Profile of National Processing Company

        National Processing is the operating subsidiary of National Processing, Inc. (NYSE:NAP) and is a leading provider of transaction processing services and customized processing solutions. Deploying technology and applications software, the Company provides products and value-added services which include processing of card and check transactions for merchants, outsourcing of administrative and financial functions, and ticket processing and settlement for providers of travel-related services. National City Corporation (NYSE:NCC), a $52 billion financial services company based in Cleveland, Ohio is the majority owner of National Processing, Inc.

Profile of FA Holdings, Inc.

        FA Holdings is the holding company for Financial Alliance Processing Services, Inc., an independent sales organization, focused primarily on marketing merchant card processing services to small merchants. The company sells through its own direct sales force, a nationwide network of independent sales organizations, a telemarketing group and arrangements with agent banks.